HORACE MANN EDUCATORS CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 25, 2000

     The undersigned Shareholder of Horace Mann Educators Corporation (the "Company") hereby appoints Paul J. Kardos and Louis G. Lower II or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the "Meeting"), to be held on May 25, 2000 at 9:00 a.m. at the Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 through 4 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON PROPOSAL 5.

                          (TO BE SIGNED ON OTHER SIDE.)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                        HORACE MANN EDUCATORS CORPORATION

                                  MAY 25, 2000

A /X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. Election of       FOR               WITHHELD    NOMINEES: William W. Abbott
   Directors        /  /              /  /                   Emita B. Hill
                                                             Donald E. Kiernan
                                                             Louis G. Lower II
                                                             Jeffrey L. Morby
                                                             Shaun F. O'Malley
                                                             Charles A. Parker
                                                             Ralph S. Saul (1)
                                                             William J. Schoen

For, except vote withheld from the following nominee(s): _____________________

                                                       FOR   AGAINST   ABSTAIN
2. To approve an Amendment to the Company's
   Certificate of Incorporation provision which       /  /    /  /      /  /
   would permit Ralph S. Saul, currently serving as a member of the Board of Directors, to be eligible for re-election to the Board of Directors at the Annual Meeting for one additional year of service on the Board;

3. To approve an Amendment to the Company's
   1991 Stock Incentive Plan which will make          /  /    /  /      /  /
   2,000,000 additional shares of Common Stock available under the Plan;

4. To ratify the appointment of KPMG LLP,
   independent certified public accountants,          /  /    /  /      /  /
   as the Company's auditors for the year
   ending December 31, 2000; and

5. To consider and take action with respect to
   such other matters as may properly come            /  /    /  /      /  /
   before the Annual Meeting or any adjournment or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROVIDED TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 40 WALL STREET, 46TH FLOOR, NEW YORK, N.Y. 10005.

(1) If the Board Amendment is not approved by Shareholders, Mr. Saul will not be permitted to serve on the Board of Directors beyond the Annual Meeting. However, if approved, the Board Amendment provides that Mr. Saul will be eligible for re-election to the Board of Directors for the Annual Meeting for one additional year of service on the Board.

 Signature(s) _________________________________________   Date _________ , 2000

 NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.